Exhibit 23.1

Tel: 416 865 0200 Fax: 416 865 0887 www.bdo.ca	BDO Canada LLP 222 Bay Street Suite 2200, PO Box 131 Toronto ON M5K 1H1 Canada

Consent of Independent Registered Public Accounting Firm

Titan Medical Inc.
Toronto, Canada

We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Form F-1 (the “F-1”) filed with the United States Securities and Exchange Commission of (i) our report dated March 30, 2020, on the financial statements of Titan Medical Inc. (the “Company”) relating to the years ended December 31, 2019 and 2018, which includes an explanatory paragraph regarding going concern uncertainty; and (ii) our report dated March 30, 2020, on the financial statements of the Company relating to the years ended December 31, 2018 and 2017, which includes an explanatory paragraph regarding going concern uncertainty.

We also consent to the reference to us under the heading "Experts" in the F-1.

/s/ BDO Canada LLP

BDO Canada LLP
Toronto, Canada
June 1, 2020